QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 11

SARA LEE CORPORATION AND SUBSIDIARIES

Computation of Net Income per Common Share

(In millions, except per share data)

	For the Periods Ended December 30, 2000
	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	Basic	Diluted	Basic	Diluted
EARNINGS:
Income from continuing operations	$151	$151	$389	$389
Income from and gain on disposal of discontinued operations, net of income taxes	647	647	663	663

Net income	798	798	1,052	1,052
Less: Dividends on Preferred Stock, net of tax benefits	(3)	—	(6)	—
Adjustment attributable to conversion of ESOP Convertible Preferred Stock	—	—	—	(1)

Net Income Available for Common Stockholders	$795	$798	$1,046	$1,051

SHARES:
Weighted Average Shares Outstanding	830	830	836	836
Common Stock Equivalents:
Stock Options	—	6	—	5
ESOP Convertible Preferred Stock	—	27	—	27
Restricted Stock and Other	—	6	—	5

Adjusted Weighted Average Shares Outstanding	830	869	836	873

Income from continuing operations per common share	$0.18	$0.17	$0.46	$0.44

Income from and gain on disposal of discontinued operations per common share	$0.78	$0.74	$0.79	$0.76

Net income per common share	$0.96	$0.92	$1.25	$1.20

23

SARA LEE CORPORATION AND SUBSIDIARIES
Computation of Net Income per Common Share
(In millions, except per share data)

	For the Periods Ended January 1, 2000
	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	Basic	Diluted	Basic	Diluted
EARNINGS:
Income from continuing operations	$375	$375	$616	$616
Income from discontinued operations, net of income taxes	14	14	31	31

Net income	389	389	647	647
Less: Dividends on Preferred Stock, net of tax benefits	(3)	—	(6)	—
Adjustment attributable to conversion of ESOP Convertible Preferred Stock	—	(1)	—	(1)

Net Income Available for Common Stockholders	$386	$388	$641	$646

SHARES:
Weighted Average Shares Outstanding	886	886	884	884
Common Stock Equivalents:
Stock Options	—	6	—	6
ESOP Convertible Preferred Stock	—	28	—	28
Restricted Stock and Other	—	4	—	4

Adjusted Weighted Average Shares Outstanding	886	924	884	922

Income from continuing operations per common share	$0.42	$0.40	$0.69	$0.67

Income from discontinued operations per common share	$0.02	$0.02	$0.03	$0.03

Net income per common share	$0.44	$0.42	$0.73	$0.70

24

QuickLinks

Computation of Net Income per Common Share